As filed with the Securities and Exchange Commission on March 5, 2020, Registration No. 333-______
____________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
TRICO BANCSHARES
(Exact name of registrant as specified in its charter)
         California       94-2792841
(State or other jurisdiction of incorporation or organization) (I.R.S. Employer Identification Number)
      63 Constitution Drive, Chico, California   95973
(Address of principal executive offices)   (Zip Code)
   TriCo Bancshares 2019 Equity Incentive Plan
(Full title of plan)
Peter G. Wiese
Executive Vice President and Chief Financial Officer
TriCo Bancshares
63 Constitution Drive
Chico, CA 95973
        (Name and address of agent for service)
                 (530) 898-0300
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, no par value reserved for future issuance under the 2019 Equity Incentive Plan	1,500,000	$33.76	$50,640,000	$6,573.07
(1) In addition to the common stock set forth in the table, the amount to be registered includes an indeterminate number of shares issuable pursuant to stock splits and stock dividends in accordance with Rule 416.

(2) Estimated in accordance with Rule 457(c) solely for purposes of calculating the amount of the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $34.59 (high) and $32.93 (low) sale price of the Registrant's common stock as reported on the NASDAQ on 02/28/2020, which date is within five business days prior to filing this Registration Statement. It is not known how many of these shares will be purchased or at what price.

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS.
        Documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933 and will not be filed with the Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are available without charge, upon oral or written request, to: TriCo Bancshares, 63 Constitution Drive, Chico, California 95973.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
TriCo Bancshares (“the Company”) hereby incorporates by reference in this Registration Statement the following documents:
(a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Commission on March 2, 2020;
(b) the Company’s current reports on Form 8-K filed with the Commission on March 3, 2020 and February 11, 2020 (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules); and
(c) the description of the Company’s common stock set forth in the Registration Statement on Form 8-A under Section 12(b) of the Exchange Act and any future amendment or report filed for the purpose of updating such description.
All documents subsequently filed (but not those documents or portions thereof furnished but not filed, unless otherwise stated in such filings) by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.
The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Officers and Directors.

Section 317 of the California General Corporation Law permits indemnification of directors, officers and employees of corporations under certain conditions and subject to certain limitations. Article VI of the Articles of Incorporation of the Company contains provisions limiting the monetary liability of directors for breaches of the duty of care. Article Six of the Articles of Incorporation of the Company contains provisions that authorize the registrant to indemnify its directors, officers and employees to the fullest extent permitted, and in excess of that authorized, under Section 317. Section 47 of the Company’s Bylaws provide for the indemnification of directors and officers to the fullest extent permitted by law.
The Company and its wholly-owned subsidiary, Tri Counties Bank, have entered into indemnification agreements with their respective directors and executive officers. These agreements require the Company and Tri Counties Bank to, among other things, (i) to indemnify their respective directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, subject to certain exceptions and limitations and (ii) to advance the expenses such directors or executive officers may incur as a result of or in connection with the defense of any proceeding brought against them as to which they could be indemnified, subject to an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification.
The Company also maintains insurance policies which insure its officers and directors against certain liabilities.
The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the Bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
The exhibits to this Registration Statement are listed in the Exhibit Index to this filing, which is incorporated by reference.
Item 9. Undertakings.
(a) Rule 415 Offering.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
        (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
        (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(b) Filings incorporating subsequent Exchange Act documents by reference.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chico, State of California, on March 5, 2020.
TRICO BANCSHARES
(Registrant)
By /s/ Peter G. Wiese
Peter G. Wiese

Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY
The officers and directors of TriCo Bancshares whose signatures appear below hereby constitute and appoint Richard P. Smith and Peter G. Wiese, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8 for the TriCo Bancshares 2019 Equity Incentive Plan, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do everything necessary to accomplish the foregoing, as fully to all intents and purposes as he or she might or could do in person, and each of the undersigned does hereby ratify and confirm all that each of said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the date indicated.

Signature	Title	Date
/s/ Richard P. Smith	Director, President & CEO (Principal Executive Officer)	March 5, 2020
/s/ Peter G. Wiese	EVP & CFO (Principal Financial and Accounting Officer)	March 5, 2020
/s/ William J. Casey	Chairman of the Board of Directors	March 5, 2020
/s/ Donald J. Amaral	Director	March 5, 2020
/s/ Thomas G. Atwood	Director	March 5, 2020
/s/ L. Gage Chrysler III	Director	March 5, 2020
/s/ Craig S. Compton	Director	March 5, 2020
/s/ Kirsten E. Garen	Director	March 5, 2020
/s/ Cory W. Giese	Director	March 5, 2020
/s/ John S. A. Hasbrook	Director	March 5, 2020
/s/ Margaret L. Kane	Director	March 5, 2020
/s/ Michael W. Koehnen	Director	March 5, 2020
/s/ Martin A. Mariani	Director	March 5, 2020
/s/ Thomas G. McGraw	Director	March 5, 2020
/s/ Kimberley H. Vogel	Director	March 5, 2020
/s/ W. Virginia Walker	Director	March 5, 2020

EXHIBIT LIST

Exhibit	Description
4	TriCo Bancshares 2019 Equity Incentive Plan (Incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2019 filed with the Commission on March 02, 2020)
5	Opinion of Sheppard Mullin Richter & Hampton, LLP
23.1	Consent of Sheppard Mullin Richter & Hampton, LLP (included in Exhibit 5)
23.2	Consent of Moss Adams LLP
23.3	Consent of Crowe LLP
24	Power of Attorney (included in signature page)